OPTION AGREEMENT

THIS AGREEMENT made as of the 2nd day of April, 2009

BETWEEN:

RIO PLATA EXPLORATION AND MINING INC., of
61 Morning View
Kalispell, Montana
59901

(the "Optionor")

OF THE FIRST PART

AND:

EUROGAS, INC., of
4087 Nike Drive
Unit #4
West Jordan, Utah

(the "Optionee")

OF THE SECOND PART

WHEREAS:

A.	the Optionor is the recorded and beneficial owner of all right, title and interest in and to 56 mining claims (the "Claims") located in the Tombstone Mining District, Pima County, Arizona;

B.

the Optionor and the Optionee entered into formal option agreement dated January 24, 2008, pursuant to which the Optionor granted the Optionee the sole and exclusive right and option to acquire a 60% interest in and to the Claims;

C.

the Optionor wishes to grant the Optionee the sole and exclusive first right and option to acquire the remaining 40% interest in and to the Claims, together with other assets including a $3,000 reclamation bond, subject to the terms and conditions of this Agreement;

NOW THEREFORE in consideration of the premises, the performance of the mutual covenants contained herein and other good and valuable consideration given by each party to the others, the receipt and sufficiency of which is hereby conclusively acknowledged, it is hereby agreed as follows:

1.                       INTERPRETATION

1.1                     The words "paragraph", "subparagraph", "herein", "hereof" and "hereunder" refer to the provisions of this Agreement.

1.2                     The headings are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope, extent or intent of this Agreement or any portion hereof.

1.3                     This Agreement is governed by, subject to and interpreted in accordance with the laws prevailing in the State of Arizona, and the federal laws of the United States applicable therein, and the courts of the State of Arizona will have the exclusive jurisdiction over any dispute arising in connection with this Agreement.

1.4                     All references to currency herein are to the lawful money of the United States of America.

1.5                     Wherever the singular or masculine are used throughout this Agreement, the same shall be construed as being the plural or feminine or neuter when the context so requires.

2.                       ENTIRE AGREEMENT

2.1                     This Agreement, when executed, constitutes the whole agreement between the parties hereto and supersedes all other agreements written, oral or otherwise, and there are no representations or warranties, express or implied, statutory or otherwise other than expressly set forth or referred to herein.

2.2                     This Agreement may not be amended, modified, released or discharged, in whole or in part, except by an instrument in writing signed by all parties hereto.

3.                       GRANT OF OPTION

3.1                     The Optionor hereby gives and grants unto the Optionee the sole and exclusive first right and irrevocable option (the "Option") to acquire a forty percent (40%) working interest in and to the Claims (the "Interest"), free and clear of all liens, charges and encumbrances of whatsoever nature.

3.2                     In order to exercise the Option to acquire the Interest, the Optionee shall:

(a)	pay to the Optionor the aggregate sum of $5,500 within thirty (30) calendar days of the date of this Agreement; and

(b)

allot and issue as fully paid and non-assessable to the Optionor an aggregate of eight million (8,000,000) restricted shares of its common stock (the "Shares"), within fourteen (14) calendar days of the date of this Agreement.

3.3                     Subject to the provisions of this Section, on the date that the Optionee has complied with the provisions of Paragraph 3.2, the Optionee shall have exercised the Option and it shall be entitled to receive a transfer of the Interest.

4.                       OPTION ONLY

4.1                     Unless and until the Optionee exercises the Option, nothing herein contained shall be construed as obligating the Optionee to do anything except to the extent that the provisions hereof are expressly made to have effect prior to or following the expiration of the time limited for exercise, and no act or acts or payment or payments or delivery or deliveries by the Optionee shall be construed as obligating the Optionee to do any other further act or to make any other or further payments or deliveries except as otherwise specifically provided herein.

5.                       REPRESENTATIONS AND WARRANTIES

5.1                     Each of the parties represents and warrants to the other that:

(a)	where applicable, it is a company duly incorporated, organized and validly subsisting and in good standing under the laws of its incorporating jurisdiction;

(b)	it is duly licensed and qualified to do business in those jurisdictions where it is necessary to fulfill its obligations under this Agreement;

(c)	it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(d)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with or result in any breach or accelerate performance required by, any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provision of any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to be which it is subject;

(e)

the execution and delivery of this Agreement and any agreements contemplated hereby have been duly authorized by all necessary corporate action on its part and will not violate or result in the breach of the laws or any jurisdiction applicable or pertaining thereto or of its constating documents;

(f)	there are no consents, approvals or conditions precedent to its performance under this Agreement which have not been obtained;

(g)

no proceedings are pending for, and the parties are unaware of, any basis for the institution of any proceedings leading to their dissolution or winding up, or the placing of them in bankruptcy or subject to any other laws governing the affairs of insolvent corporations or persons;

(h)

it has no information or knowledge of any facts pertaining to the transactions contemplated hereby which, if known, might reasonably be expected to deter the other party from completing the transactions contemplated hereby.

5.2                     The Optionor represents and warrants to the Optionee that:

(a)

it is the registered and beneficial owner of the Claims with good and marketable title thereto, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever and the Claims are fit for the purpose for which they are presently being used and are in a state of good repair and maintenance, reasonable wear and tear excepted;

(b)	it has the sole and exclusive right to enter into this Agreement and all necessary authority to dispose of the Interest in accordance with the terms of this Agreement;

(c)

no person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Optionor of any interest in and to the Claims;

(d)

no person, firm or corporation has any proprietary or possessory interest in the Claims other than the Optionor and no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates, or any such other products removed from the Claims;

(e)

there are no actions, suits or proceedings (whether or not purportedly against or on behalf of the Optionor), pending or threatened which may affect the Claims at law or in equity or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. The Optionor is not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(f)	the Claims are duly and validly staked, located and recorded in accordance with all applicable laws and are free and clear of all liens, charges, encumbrances and third party interests whatsoever;

(g)

all permits and licenses covering the Claims have been duly and validly issued pursuant to the mining laws of the State of Arizona and are in good standing by the proper doing and filing of assessment work and the payment of all fees, taxes and rentals in accordance with the requirements of the mining laws of the State of Arizona and the performance of all other actions necessary in that regard;

(h)

all conditions on and relating to the Claims and the operations conducted thereon by or on behalf of the Optionor are in compliance with all applicable laws, regulations or orders including, without limitation, law relating to environmental matters, waste disposal and storage and reclamation;

(i)

there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Claims and the conduct of the operations related thereto, nor has the Optionor received any notice of same;

(j)

it is not in default or breach of any contract, agreement, written or oral, indenture or other instrument to which it is a party in respect of the Claims and there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach and all such contracts, agreements, indentures or other instruments are now in good standing and in full force and effect without amendment thereto and the Optionor is entitled to all benefits thereunder;

(k)

it has delivered and will continue to deliver to the Optionee all title and geological information in its possession or control relating to the Claims and copies of all permits, permit applications and applications for exploration and exploitation rights respecting the Claims;

(l)

it is not aware of any fact or circumstance which has not been disclosed to the Optionee which should be disclosed in order to prevent the representations and warranties in this Paragraph from being misleading or which would be likely to affect the decision of the Optionee to enter into this Agreement or exercise the Option.

5.3                     The representations and warranties hereinbefore set out are conditions upon which the parties have relied in entering into this Agreement and shall be true and correct on the date hereof and shall survive the acquisition of any interest in and to the Claims by the Optionee.

5.4                     Each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

5.5                     The Optionor acknowledges and agrees that the Optionee has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to the Optionee shall limit or extinguish the right to indemnity hereunder and in addition to any other remedies it may pursue, the Optionee may deduct the amount of any such loss or damage from any amounts payable by it to the Optionor hereunder.

6.                       RIGHT OF ENTRY

6.1                     From and as of the date hereof until the exercise of the Option unless this Agreement is earlier terminated, the Optionee, its employees, agents and independent contractors shall have the sole and exclusive right and option to:

(a)	enter upon the Claims;

(b)	have exclusive and quiet possession of the Claims;

(c)	explore, develop and operate the Claims;

(d)	bring upon and erect upon the Claims such mining facilities as the Optionee may consider advisable;

(e)	remove from the Claims and sell or otherwise dispose of products for the purposes of assaying or other testing.

7.                       COVENANTS

7.1                     Until the earlier of the exercise of the Option or the termination of this Agreement, the Optionor shall:

(a)	not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder;

(b)

continue to make available to the Optionee and its representatives all records and files relating to the Claims and will permit the Optionee and its representatives at their own expense to take abstracts therefrom and make copies thereof;

(c)	promptly provide the Optionee with any and all notices and correspondence from government agencies in respect of the Claims;

(d)	cooperate fully with the Optionee in obtaining any additional rights on or related to the Claims as the Optionee deems desirable;

(e)	immediately notify the Optionee of any claims, actions, demands of a civil, legal or judicial nature, filed against the Optionor in respect of the Claims.

7.2                     Until the earlier of the exercise of the Option or the termination of this Agreement, the Optionee shall:

(a)	keep the Claims free and clear of all liens, charges and encumbrances arising from its operations;

(b)

maintain the Claims in good standing by doing and filing of all necessary work and the payment of all taxes and rents required to be paid and by the doing of all other acts and things and the making of all other payments required to be made which may be necessary in that regard;

(c)	not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of the Optionor hereunder;

(d)

conduct all work on or with respect to the Claims in a careful and minerlike manner, including any reclamation work required in respect of work performed by the Optionee on the Claims, and in accordance with the applicable laws, and the Optionee agrees to indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against the Optionor as a result of work done by the Optionee on or with respect to the Claims;

(e)	at its own expense, carry out any environmental cleanup which might be required as a result of work performed by the Optionee on the Claims;

(f)	promptly provide the Optionor with any and all notices and correspondence from government agencies in respect of the Claims;

(g)	cooperate fully with the Optionor in obtaining any additional rights on or related to the Claims as the Optionor deems desirable;

(h)	immediately notify the Optionor of any claims, actions, demands of a civil, legal or judicial nature, filed against the Optionee in respect of the Claims.

8.                       ABANDONMENT PRIOR TO EXERCISE OF OPTION

8.1                     In addition to any other termination provisions contained in this Agreement, the Optionee shall have the absolute right to abandon this Agreement prior to the exercise of the Option by giving notice of such abandonment to the Optionor, and in the event of such termination, this Agreement shall be of no further force or effect except for any obligations which have arisen prior to the effective date of abandonment; PROVIDED THAT any such abandonment must occur at least two (2) months prior to the payment date of further mining title payments, if any.

9.                       DEFAULT UNDER THE OPTION

9.1                     If the Optionee should be in default of any requirement concerning the exercise of the Option, the Optionor shall give written notice to the Optionee specifying the default and the Optionee shall not lose any rights granted under this Agreement unless within thirty (30) days after the giving of notice of default by the Optionor, the Optionee has failed to take reasonable steps to cure the default by the appropriate performance and if the Optionee fails to take such reasonable steps to cure any such default, the Optionor shall be entitled to seek any remedy it may have on account of such default.

10.                     OBLIGATIONS OF THE OPTIONEE ON TERMINATION OF THE OPTION

10.1                    If this Agreement is terminated prior to the exercise of the Option, the Optionee shall:

(a)	quitclaim all of its unearned right, title and interest in and to the Option and the Interest to the Optionor free and clear of all charges and encumbrances arising from the operation of the Optionee;

(b)

have the right to remove from the Claims within six (6) months from the date of termination, all moveable mining facilities erected, installed or brought upon the Claims by or at the instance of the Optionee and any mining facilities remaining on the Claims after the expiration of the said period of six (6) months shall, without compensation to the Optionee, become the property of the Optionor;

(c)

provide the Optionor with all non-interpretive records, files and data relating to the Claims and permit the Optionor and its representatives, at the expense of the Optionor, to take abstracts therefrom and make copies thereof.

11.                      ARBITRATION

11.1                    The parties hereto agree to refer any disputes arising between the parties hereunder, as to interpretation of any provisions of this Agreement, to binding arbitration (the "Arbitration").

11.2                    The Arbitration shall be effected in Arizona by a three (3) person arbitration panel (the "Panel"). Each party shall appoint one (1) arbitrator to the Panel and the third arbitrator to the Panel shall be chosen by the two arbitrators appointed by the parties.

11.3                    Except for disputes respecting whether or not an expenditure or advance has in fact been made or the amount thereof, each of the parties to an Arbitration shall proffer to the Panel a proposed written solution to the dispute and the Panel shall have the power only to select one party's proposed solution which shall thereupon be binding on both of the parties.

11.4                    The parties hereto acknowledge that it is their mutual intention that the use of Arbitration is for the purpose of expediting the resolution of disputes between them and, accordingly, each party agrees to cooperate with the Panel and to make the written proposal for resolution of the dispute within ten (10) business days of the appointment of such Panel.

12.                      NOTICES

12.1                    All notices given in connection with this Agreement shall be in writing and shall be personally delivered, faxed or emailed to the parties at their addresses set out on Page 1 of this Agreement or to the following fax numbers or email addresses:

(a)	the Optionor:	Fax: 406-257-5382;
Email: jtb@bauska.com;

(b)	the Optionee:	Fax: 801-282-8829;
Email: Rauball@eunet.at;

12.2                    Any such notices personally delivered, faxed or emailed shall be deemed delivered on the day of delivery.

12.3                    Any party hereto may change its address for service by notice in writing to the other parties hereto.

13.                      BINDING EFFECT

13.1                    This Agreement shall be binding upon and enure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns, except as otherwise expressly provided herein.

14.                      ASSIGNMENT

14.1                    This Agreement is not transferable or assignable, except with the prior written consent of both parties.

15.                      SEVERABILITY

15.1                    Should any part of this Agreement be declared or held invalid for any reason, such invalidity shall not affect the validity of the remainder, which shall continue in force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties hereto that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.

16.                      WAIVER

16.1                    No waiver or consent by a party of or to any breach or default by any other party shall be effective unless evidenced in writing, executed and delivered by the party so waiving or consenting and no waiver or consent effectively given as aforesaid shall operate as a waiver of or consent to any further or other breach or default in relation to the same or any other provision of this Agreement.

17.                      INDEPENDENT LEGAL ADVICE

17.1                    All parties to this Agreement acknowledge and agree that they have had adequate opportunity to seek and obtain independent legal advice with respect to the subject matter of this Agreement, and for the purpose of ensuring their rights and interests are protected.

17.2                    All parties to this Agreement represent and warrant that they have either sought independent legal advice, or consciously chosen not to do so with full knowledge of the risks associated with not obtaining such independent legal advice.

18.                      GENERAL PROVISIONS

18.1                    Time is of the essences of this Agreement.

18.2                    Notwithstanding anything herein to the contrary, the parties hereto shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Agreement, if the same shall be due to any strike, lock-out, civil commotion, invasion, rebellion, hostilities, sabotage, governmental regulations or controls, Acts of God, or otherwise beyond the control of the parties.

18.3                    Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments, and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

19.                      COUNTERPARTS AND ELECTRONIC MEANS

19.1                    This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall constitute an original and all of which together shall constitute one instrument.

19.2                    Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereinafter set forth.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RIO PLATA EXPLORATION AND MINING INC.	)
)
Per: /s/ John T. Bauska	)
)
)
John T. Bauska	)
President and Chief Executive Officer	)

EUROGAS, INC.	)
)
Per: /s/ Roger Agyagos	)
)
)
Roger Agyagos	)
Director	)